EXHIBIT I

COLUMBIA FUNDS SERIES TRUST

July 1, 2023

Funds	Class C Shares
Columbia California Intermediate Municipal Bond Fund	0.25%
Columbia Capital Allocation Moderate Aggressive Portfolio	0.25%
Columbia Capital Allocation Moderate Conservative Portfolio	0.25%
Columbia Convertible Securities Fund	0.25%
Columbia Large Cap Growth Opportunity Fund	0.25%
Columbia Overseas Value Fund	0.25%
Columbia Select Global Growth Fund	0.25%
Columbia Select Large Cap Equity Fund	0.25%
Columbia Select Mid Cap Value Fund	0.25%
Columbia Short Duration Municipal Bond Fund	0.25%
Columbia Short Term Bond Fund	0.25%
Columbia Small Cap Value Fund II	0.25%